UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2012

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois		60196
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

While Motorola Solutions, Inc. has not concluded that the arrangement described below constitutes a compensatory arrangement with Gregory Q. Brown, the Company’s Chairman and CEO, the following disclosure is provided in order to comply with any interpretive reporting requirement that may be deemed to exist by virtue of the arrangement.

On May 9, 2012, the Company agreed to donate One Million Five Hundred Thousand Dollars ($1,500,000), payable in two equal installments in 2012 and 2013, to the Rutgers University Foundation, a 501(c)(3) charitable organization, to establish and name an endowed chair in honor of the Company’s Chairman and CEO, Greg Brown, a Rutgers alumni and member of its Board of Trustees. The Company’s Board of Directors chose to take advantage of a dollar for dollar matching program established by an anonymous donor to Rutgers that allowed for the establishment of this chair. This gift is being made in recognition of Greg Brown’s outstanding leadership at the Company and his commitment to higher education.

This chair is directed to the area of neuroscience in honor of Greg Brown’s mother, Winifred Brown, with the hope that it may help find cures for diseases such as dementia.

This gift to the Rutgers University Foundation was not requested by Mr. Brown, and Mr. Brown will not receive any of the funds associated with such gift or receive any pecuniary or other benefit from the Rutgers University Foundation as a result of this gift, other than the honorarium of the establishment of an endowed chair in his name in the area of neuroscience.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: May 11, 2012	By:	/s/ Michelle A. Warner
Name: Michelle A. Warner
Title: Corporate Vice President, Law Corporate, Transactions and Securities